Exhibit 99.1

JAKKS Pacific Reports First Quarter 2016 Financial Results

Company Reiterates 2016 Growth in Financial Guidance

SANTA MONICA, Calif.--(BUSINESS WIRE)--April 21, 2016--JAKKS Pacific, Inc. (NASDAQ: JAKK) today reported financial results for the first quarter ended March 31, 2016.

First Quarter Highlights

  Company achieved second highest first quarter net sales in 7 years
  Gross margin improved 150 basis points year-over-year
  Operating margin impacted by marketing expenses due to earlier Easter
  Inventory level decreased 33 percent year-over-year
  2016 guidance reiterated: net sales to increase 7 percent to approximately $800.0 million and diluted EPS to increase 10 percent to approximately $0.78 per share

Consistent with Company guidance issued on February 23, 2016, net sales for the first quarter of 2016 were $95.8 million compared to $114.2 million reported in the comparable period in 2015. The net loss for the first quarter of 2016 was $17.4 million, or $1.01 per diluted share. This compares to a net loss of $7.6 million, or $0.40 per diluted share, reported in the comparable period in 2015. Adjusted EBITDA for the first quarter was negative $9.2 million, compared to Adjusted EBITDA of negative $0.9 million in 2015. See note below on “Use of Non-GAAP Financial Information.”

The year-over-year reduction in first quarter 2016 net sales and earnings reflects a decline in sales of a product line in international markets, and the increase in the quarterly loss also includes the impact of a loss of $0.05 per share due to fewer common shares outstanding during the quarter. The reduced share count is a direct result of the Company’s ongoing stock buy-back program. On a static share count, the Company’s earnings would have been a loss of $0.96 per share, in the middle of the range of previously announced guidance for the quarter. As reflected in the Company’s guidance for the quarter, higher marketing expenses, including the timing of expenses associated with an earlier Easter holiday season, contributed to the decline in earnings from the year ago period.

“Our performance in the first quarter is in line with our expectations going into 2016. We remain committed to maximizing the value of our portfolio with customers and consumers,” Stephen Berman, Chairman and Chief Executive Officer, stated. “As expected, our gross margin continues to improve due to ongoing margin enhancement initiatives,” said Berman.

Partnering with best-in-class content creators, this summer JAKKS Pacific is launching several new entertainment-licensed products inspired by major theatrical releases, including Batman vs. Superman: Dawn of Justice, Captain America: Civil War, Teenage Mutant Ninja Turtles: Out of the Shadows, Warcraft, Alice in Wonderland: Through the Looking Glass and Finding Dory.

“Looking beyond summer, our Fall lines are proceeding as planned and we expect our broad category of products to have wide placement at retail in the second half,” said Berman.

Working Capital and Cash Flow

As of March 31, 2016, the Company’s working capital was $226.9 million, including cash and cash equivalents of $118.9 million, compared to working capital of $234.2 million, including cash and cash equivalents of $105.3 million, as of March 31, 2015. Net cash provided by operating activities for the first quarter was $32.6 million, compared to $38.8 million in the year ago period.

Reiterating 2016 Guidance

For 2016, JAKKS continues to forecast net sales to increase 7 percent to approximately $800.0 million; diluted earnings per share to increase 10 percent to approximately $0.78 per share, subject to share count changes; and Adjusted EBITDA to increase 28 percent to approximately $65.0 million. This guidance reflects anticipated gross margin expansion and operating margin growth in 2016.

Share Repurchase

In June 2015, the Board of Directors authorized the Company to repurchase up to $30.0 million worth of shares of the Company’s outstanding common stock and/or convertible notes through open market purchases or in privately negotiated transactions. Approximately 2.9 million shares of common stock at an aggregate cost of $23.0 million and $2.0 million face amount of our 2020 convertible notes at a cost of $1.9 million were repurchased through the end of the first quarter. At quarter end, approximately $5.0 million remained available in the current buy-back authorization.

Use of Non-GAAP Financial Information

In addition to the preliminary results reported in accordance with U.S. GAAP included in this release, the Company has provided certain non-GAAP financial information, including Adjusted EBITDA which is a non-GAAP metric that excludes various items that are detailed in the financial tables and accompanying footnotes reconciling GAAP to non-GAAP results contained in this release. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because the information may allow investors to better evaluate ongoing business performance and certain components of the Company’s results. In addition, the Company believes that the presentation of these financial measures enhances an investor’s ability to make period-to-period comparisons of the Company’s operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measures. See the attached “Reconciliation of Non-GAAP Financial Information.”

Conference Call Live Webcast

JAKKS Pacific will webcast its first quarter earnings call at 9 a.m. Eastern Time/6 a.m. Pacific Time today. To listen to the live webcast and access the accompanying presentation slides, go to www.jakks.com/investors and click on the earnings website link under Presentations at least 10 minutes prior to register, download and install any necessary audio software. A replay of the call will be available on JAKK’s website approximately one hour following completion of the call through May 21, 2016, ending at 11:59 p.m. Eastern Time/8:59 p.m. Pacific Time. The playback can be accessed by calling 888-843-7419 or 630-652-3042 for international callers, passcode “4232 5232#” for both playback numbers.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer, manufacturer and marketer of toys and consumer products sold throughout the world, with its headquarters in Santa Monica, California. JAKKS Pacific’s popular proprietary brands include BIG-FIGS™, XPV®, Real Construction®, Max Tow™ and Friends, Disguise®, Moose Mountain®, Funnoodle®, Maui®, Kids Only!®, as well as a wide range of entertainment-inspired products featuring premier licensed properties. DreamPlay Toys, LLC is a joint venture between JAKKS and NantWorks LLC to develop, market and sell toys and related consumer products incorporating NantWorks’ proprietary iD™ recognition technology. Through JAKKS Cares, the company’s commitment to philanthropy, JAKKS is helping to make a positive impact on the lives of children. Visit us at www.jakks.com and follow us on Instagram (@jakkstoys), Twitter (@jakkstoys) and Facebook (JAKKS Pacific).

© 2016 JAKKS Pacific, Inc. All rights reserved.

Forward-Looking Statements

This press release may contain “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS Pacific's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The “forward-looking statements” contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

JAKKS Pacific, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2016	2015
	(In thousands)

ASSETS

Current assets:
Cash and cash equivalents	$118,914	$102,528
Accounts receivable, net	85,471	163,387
Inventory, net	53,470	60,544
Income taxes receivable	24,008	24,008
Prepaid expenses and other	32,912	31,901
Total current assets	314,775	382,368

Property and equipment	115,116	112,088
Less accumulated depreciation and amortization	95,256	93,653
Property and equipment, net	19,860	18,435

Goodwill	44,024	44,199
Trademarks & other assets, net	44,912	47,618
Investment in DreamPlay, LLC	7,000	7,000
Total assets	$430,571	$499,620

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$52,988	$89,067
Reserve for sales returns and allowances	13,104	17,267
Income taxes payable	21,741	21,067
Total current liabilities	87,833	127,401

Long term debt, net	207,797	209,166
Other liabilities	5,303	5,155
Income taxes payable	2,199	2,199
Deferred tax liability	2,199	2,293
Total liabilities	305,331	346,214

Stockholders' equity:
Common stock, $.001 par value	20	21
Additional paid-in capital	180,363	194,743
Treasury stock	(24,000)	(28,322)
Accumulated deficit	(20,806)	(3,391)
Accumulated other comprehensive loss	(10,775)	(10,051)
Total JAKKS Pacific, Inc. stockholders' equity	124,802	153,000
Non-controlling interests	438	406
Total stockholders' equity	125,240	153,406
Total liabilities and stockholders' equity	$430,571	$499,620

Working Capital	$226,942	$254,967

JAKKS Pacific, Inc. and Subsidiaries
First Quarter Earnings Announcement, 2016
Condensed Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2016	2015
	(In thousands, except per share data)

Net sales	$95,809	$114,201
Less cost of sales
Cost of goods	52,178	62,501
Royalty expense	11,234	15,517
Amortization of tools and molds	1,214	805
Cost of sales	64,626	78,823
Gross profit	31,183	35,378
Direct selling expenses	11,559	6,862
Selling, general and administrative expenses	30,618	30,757
Depreciation and amortization	2,822	1,958
Loss from operations	(13,816)	(4,199)
Other income (expense):
Other income	75	-
Interest income	16	19
Interest expense	(3,226)	(2,974)
Loss before provision for income taxes	(16,951)	(7,154)
Provision for income taxes	432	427
Net loss	(17,383)	(7,581)
Net income attributable to non-controlling interests	32	-
Net loss attributable to JAKKS Pacific, Inc.	$(17,415)	$(7,581)
Loss per share	$(1.01)	$(0.40)
Shares used in loss per share	17,218	19,090

JAKKS Pacific, Inc. and Subsidiaries
Reconciliation of Adjusted EBITDA
For the Three Months Ended March 31, 2016 and 2015

Reconciliation of GAAP to Non-GAAP measures:

This press release and accompanying schedules provide certain information regarding Adjusted EBITDA, which may be considered non-GAAP financial measures under the rules of the Securities and Exchange Commission. The non-GAAP financial measures included in the press release are reconciled to the corresponding GAAP financial measures below, as required under the rules of the Securities and Exchange Commission regarding the use of non-GAAP financial measures. We define Adjusted EBITDA as income (loss) from operations before depreciation, amortization and adjusted for certain non-recurring charges incurred, primarily related to reorganization expenses and certain non-cash charges for restricted stock compensation expense. Adjusted EBITDA is not a recognized financial measure under GAAP, but we believe that it is useful in measuring our operating performance. We believe that the use of the non-GAAP financial measure Adjusted EBITDA enhances an overall understanding of the Company’s past financial performance, and provides useful information to the investor by comparing our performance across reporting periods on a consistent basis and the use of Adjusted EBITDA by other comparable companies as a measure of performance.

Investors should not consider these measures in isolation or as a substitute for net income, operating income, or any other measure for determining the Company’s operating performance that is calculated in accordance with GAAP. In addition, because these measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies.

	Three Months Ended March 31,
	2016	2015
	(In thousands)

Loss from operations	$(13,816)	$(4,199)

Depreciation and amortization	4,036	2,763
Restricted stock compensation expense	623	504

Adjusted EBITDA	$(9,157)	$(932)

CONTACT:
JAKKS Pacific, Inc.
Sara Rosales Montalvo, 424-268-9363
Joel Bennett, 310-455-6210